Exhibit 99.1

The LGL Group, Inc. Reports Q1 2018 Financial Results

ORLANDO, FL, May 10, 2018 – The LGL Group, Inc. (NYSE American: LGL) (the “Company” or “LGL”), announced its financial results for the three months ended March 31, 2018.

Summary of Q1 2018 Financial Results:

•	Revenues of $5.9 million, up 5.7% compared to Q1 2017
•	Net income of $0.04 per share, in line with the prior year quarter
•	Order backlog improved 22.2% to $13.3 million at March 31, 2018 from $10.9 million at March 31, 2017
•	Adjusted EBITDA was $0.06 per share, compared to $0.12 per share for Q1 2017
•	Excluding the impact of dilution from the 2 million shares issued in Q4, 2017, adjusted EBITDA would have been $0.11 per share for Q1, 2018.

Commenting on the Company’s Q1 2018 results, Executive Chairman and CEO, Michael J. Ferrantino, Sr. stated, “I am pleased to report that both revenues and backlog increased, and our book to bill ratio continued to be very positive. We experienced growth of 5.7% in revenues over the prior year quarter, while at the same time backlog increased over 22%, exceeding $13 million at the end of the quarter. This strong performance in sales and revenues, combined with our continued profitability, validates our strategy of developing higher margin, market-driven, highly engineered assemblies in the defense and aerospace markets.”

Mr. Ferrantino continued, “We have demonstrated our commitment and are continuing to work in pursuit of shareholder value. With our available funds, as well as our much improved operations we continue to look, both inside and outside our industry, where our management expertise will facilitate rapid top and bottom-line growth.”

In closing, Mr. Ferrantino added, “The Company is off to a great start and is positioned to perform well in 2018. We are looking forward to continuing to provide value to our dedicated employees, customers, and shareholders, and would like to thank you all for your support.”

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com

(407) 298-2000

THE LGL GROUP, INC.

Consolidated Statements of Operations

(Unaudited)

(Dollars in Thousands, Except Shares and Per Share Amounts)

For the three months ended March 31,	2018	2017

REVENUES	$5,945	$5,624
Costs and expenses:
Manufacturing cost of sales	3,716	3,558
Engineering, selling and administrative	2,071	1,958
OPERATING INCOME	158	108
Total other income, net	36	6
INCOME BEFORE INCOME TAXES	194	114
Income tax provision	(1)	(3)
NET INCOME	$193	$111

Weighted average number of shares used in basic EPS calculation	4,696,415	2,675,466
Weighted average number of shares used in diluted EPS calculation	4,806,196	2,688,484
BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.04	$0.04

THE LGL GROUP, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in Thousands)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$1,483	$13,250
Marketable securities	15,590	3,803
Accounts receivable, net	3,652	3,393
Inventories, net	4,008	3,875
Prepaid expenses and other current assets	262	229
Total Current Assets	24,995	24,550
Property, plant, and equipment, net	2,247	2,179
Intangible assets, net	532	552
Deferred income taxes, net	180	173
Other assets, net	2	101
Total Assets	$27,956	$27,555
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	2,806	2,627
Total Stockholders' Equity	25,150	24,928
Total Liabilities and Stockholders' Equity	$27,956	$27,555

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income adjusted to exclude depreciation and amortization expense, interest income (expense), provision (benefit) for income taxes, stock-based compensation expense and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Net Income Before Income Taxes to Non-GAAP Adjusted EBITDA:

For the three months ended (in 000's, except shares and per share amounts)	March 31, 2018	March 31, 2017

Net income before income taxes	$194	$114
Interest (income) expense	(12)	6
Depreciation and amortization	122	187
Non-cash stock compensation	7	7
Recovery of note receivable	(4)	—
Adjusted EBITDA	$307	$314

Basic per share information:
Weighted average shares outstanding	4,696,415	2,675,466
Adjusted EBITDA per share	$0.07	$0.12

Diluted per share information:
Weighted average shares outstanding	4,806,196	2,688,484
Adjusted EBITDA per share	$0.06	$0.12